EXHIBIT 99.1

BioNexus Gene Lab Corp Announces New Business Developments for Subsidiary Chemrex with Investment in High-Quality Color Paste Production

Kuala Lumpur, Malaysia – September 11, 2024 – BioNexus Gene Lab Corp (Nasdaq: BGLC, the “Company”), an emerging Biotech & Chemicals company, is pleased to announce that its subsidiary, Chemrex Corporation Sdn. Bhd. (Chemrex), has invested approximately RM 2 million (approx. USD $450,000) to begin the production of fine-quality color paste (non-drying type) specifically designed for composite industrial customers. The new production facility will commence operations in late September 2024, marking a significant milestone for the Company as it seeks to expand its portfolio and enhance its market presence globally.

The investment and the launch of this new product line will allow Chemrex to capitalize on the growing demand for high-quality composite materials in various industries. The move is set to bring several key advantages that align with the Company’s long-term strategy for growth and innovation.

Key Benefits of the New Business:

1.	Increased Profit Margins:

The new color paste production will significantly improve Chemrex's profitability. By controlling production internally, Chemrex will capture greater margins compared to outsourcing these materials. This efficiency ensures stronger financial performance in the near and long term.

2.	Improved Quality Control:

By producing the color paste in-house, Chemrex can exercise strict oversight over product quality. This will ensure that customers receive superior products that meet the highest standards, reinforcing Chemrex's reputation for reliability and excellence.

3.	Timely Delivery of Finished Products:

In today's fast-paced industrial environment, timely delivery is crucial. Chemrex’s ability to produce the color paste within its own facilities will enable faster turnaround times and better service for its clients, solidifying long-term partnerships and fostering customer satisfaction.

4.	Competitive Pricing and Market Expansion:

With in-house production, Chemrex will gain a significant cost advantage, allowing it to offer competitive pricing. This strategic positioning will help the Company penetrate new markets across Southeast Asia, the Middle East, Australia, and New Zealand, all regions experiencing high demand for composite materials in construction, automotive, and manufacturing sectors.

Future Expansion Plans:

As part of Chemrex's forward-looking strategy, the company has laid out plans to establish additional production facilities in the Middle East and Vietnam. This expansion will position Chemrex closer to key markets, enhancing its ability to respond to regional demand efficiently and cost-effectively. These new factories will replicate the successful production model being rolled out in Malaysia.

Synergy Through Bulk Purchasing:

Chemrex will also leverage bulk purchasing of raw materials to drive synergy effects. By acquiring materials in larger volumes, the Company will benefit from economies of scale, leading to lower production costs. This not only strengthens Chemrex's competitive position in the composite materials industry but also enables it to develop and supply raw materials to various other industries, creating new revenue streams.

Sam Tan, CEO of BioNexus Gene Lab Corp, commented:

"This new business development underscores Chemrex’s commitment to quality, innovation, and market leadership. By investing in color paste production and expanding our reach globally, we are well-positioned to capitalize on emerging opportunities and deliver superior value to our customers and shareholders alike."

About BioNexus Gene Lab Corp:

BioNexus Gene Lab Corp (BGLC) is a biotechnology company focused on providing innovative solutions in the healthcare and industrial sectors. Through its subsidiaries, the company is engaged in the development and production of high-quality materials and healthcare solutions for customers worldwide.

For more information, please visit www.chemrex.com.my.

Investor Relations

BioNexus Gene Lab Corporation

Email: ir@bionexusgenelab.com

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